EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 48 to Registration Statement No. 2-68918 on Form N-1A of our reports, each dated September 16, 2013, relating to the financial statements and financial highlights of MFS European Equity Fund and MFS Latin American Equity Fund, appearing in the Annual Reports on Form N-CSR of MFS Series Trust VII for the year ended July 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 25, 2013